UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 6, 2010
Avanir Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-15803	33-0314804

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Enterprise, Suite 300, Aliso Viejo, California	92656

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (949) 389-6700
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On May 6, 2010, Avanir Pharmaceuticals, Inc. (“We” or “Avanir”) entered into an underwriting agreement (the “Underwriting Agreement”) with Jefferies & Company, Inc. acting as the sole book-running manager and representative of the several underwriters, pursuant to which we agreed to issue and sell an aggregate of 10,000,000 shares of our common stock to the underwriters (the “Offering”). Under the terms of the Underwriting Agreement, we granted the underwriters an option for 30 days to purchase up to an additional 1,500,000 shares of our common stock solely to cover any over-allotments in the Offering. The shares in the Offering were sold at a public offering price of $2.75 per share. We estimate that net proceeds we will receive from the Offering will be approximately $26.6 million, after deducting the underwriters’ commission and discounts and estimated offering expenses payable by us, and assuming no exercise of the over-allotment option.
     The Offering was made pursuant to Avanir’s effective registration statement on Form S-3 (Registration No. 333-161789) and the prospectus dated September 23, 2009 included in such registration statement, as supplemented by a prospectus supplement dated May 6, 2010. The closing of the Offering is expected to occur on May 11, 2010.
     The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 to this Form 8–K and is incorporated herein by reference. A copy of the opinion of Goodwin Procter LLP relating to the validity of the shares issued in the Offering is attached as Exhibit 5.1.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits. The following documents are filed as exhibits to this report:

1.1	Underwriting Agreement, dated May 6, 2010, between Avanir Pharmaceuticals, Inc. and Jefferies & Company, Inc.

5.1	Opinion of Goodwin Procter LLP

23.1	Consent of Goodwin Procter LLP (contained in Exhibit 5.1)

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 6, 2010	Avanir Pharmaceuticals, Inc.
	By:	/s/ Christine G. Ocampo
Christine G. Ocampo
Vice President, Finance

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